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                      Curtis, Mallet-Prevost, Colt & Mosle
                                101 Park Avenue
                         New York, New York 10178-0061

                                                                   June 28, 1996


Century Aluminum Company
1200 Piedmont Avenue
P.O. Box 51130
Pacific Grove, CA 93950

Gentlemen:

                 We have acted as special counsel for Century Aluminum Company, a Delaware corporation (the "Company"), with respect to the proposed registration and sale by the Company of (i) an indeterminate amount of interests in the Ravenswood Aluminum Corporation Salaried Employee Defined Contribution Retirement Plan, as amended (the "Plan"); and (ii) up to an additional 100,000 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), which may be issued in accordance with the Plan and which are covered by a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                 In connection therewith, we have examined the Restated Certificate of Incorporation, the Amended and Restated By- laws and minute books of the Company, the Registration Statement and all exhibits thereto, and such other documents as we have considered necessary.

                 Based upon such examination, it is our opinion that the shares of Common Stock proposed to be issued or sold by the Company, when issued or sold pursuant to the Plan and the resolutions of the Board of Directors of the Company (and the Retirement Committee thereof) authorizing the same, will be legally issued, fully paid and non-assessable.

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                 We are giving this opinion to the Company, and no person other than the Company may rely upon it.

                                        Very truly yours,

                                    /s/ Curtis, Mallet-Prevost, Colt & Mosle


                                        Curtis, Mallet-Prevost, Colt & Mosle